Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS NINTH ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 16, 2019 – Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its Ninth Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Fund’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders elected three Directors at the Meeting. Ms. Minor M. Shaw and Messrs. Anthony M. Santomero and William F. Truscott were each elected as Director for a term that will expire at the Fund’s 2022 Annual Meeting of Stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2019.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. The Fund’s most recent periodic reports and other regulatory filings may be obtained by contacting your financial advisor or American Stock Transfer & Trust Company, LLC at 866-666-1532 or visiting www.columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing in the Fund. There is no guarantee that the Fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

The net asset value of the Fund’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Fund’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

Columbia Threadneedle Investments is the global brand name of the Columbia and Threadneedle group of companies.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2019 Columbia Management Investment Advisers, LLC. All rights reserved.

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